UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CYAN, INC.
(Name of Registrant as Specified In Its Charter)
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CYAN SECURITYHOLDER
FREQUENTLY ASKED QUESTIONS
As you may know, on May 3, 2015 Cyan, Inc. (the “Cyan”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ciena Corporation (“Ciena”) pursuant to which it proposed that Cyan be acquired by Ciena (the “Merger”). This FAQ is intended to give you a brief summary of how Cyan’s outstanding securities will be treated in connection with the Merger.
Note that the descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the terms of the following documents: (1) the Merger Agreement, which you can find as an exhibit to the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Cyan on May 5, 2015, (2) the Indenture, dated as of December 12, 2014, (as supplemented by the First Supplemental Indenture, dated as of April 27, 2015, the “Indenture”) among Cyan, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent, which you can find as an exhibit to the Current Report on Form 8-K filed with the SEC by Cyan on December 17, 2014 (with respect to the original Indenture) and the Quarterly Report on Form 10-Q to be filed with the SEC by Cyan on May 13, 2015 (with respect to the First Supplemental Indenture) and (3) the Warrants, each dated as of December 12, 2014, the form of which you can find as an exhibit to that certain Current Report on Form 8-K filed with the SEC by Cyan on December 17, 2014. A complete description of the Merger will be set forth in a proxy statement that Cyan will file with the SEC at a later date.
We recommend that you review these documents and consult with your financial advisor regarding any questions you may have in connection with the Merger.
For Holders of Common Stock
Q.    What happens to my common stock in the Merger?

A.
At the closing of the Merger, each share of Cyan common stock will be converted into the right to receive merger consideration with a total value equal to the value of 0.224 shares of Ciena common stock, 89% of which will be paid in shares of Ciena common stock and 11% of which will be paid in cash. This ratio is fixed by agreement and Cyan stockholders will not have the option to elect to receive stock or cash in a different ratio. The value of the cash portion of the merger consideration will be calculated based on the volume weighted average price per share of Ciena common stock on the New York Stock Exchange on the last trading day immediately prior to the Closing. Holders of Cyan common stock will also be entitled to be paid cash paid in lieu of fractional shares of Ciena common stock.

For Holders of Cyan Options and RSUs
Q.    What happens to my Options and unvested RSUs in the Merger?

A.
Upon the closing of the Merger, Ciena will assume all outstanding options to purchase shares of Cyan common stock (“Options”), regardless of whether they are vested or unvested and regardless of whether they are exercisable or unexercisable (the “Assumed Options”).

Also upon the closing of the Merger, Ciena will assume all restricted stock units covering Cyan common stock (the “RSUs”) that are outstanding and unvested at the time of the Merger (the “Assumed RSUs”). The Assumed Options and Assumed RSUs are referred to together in this FAQ as the “Assumed Awards.”
This means that each Assumed Award will continue to be subject to the terms and conditions, including vesting, described in the award agreement and the plan under which the Assumed Award was granted, except that (i) the Assumed Award will cover shares of Ciena common stock rather than shares of Cyan common stock, and (ii) the number of shares covered by the Assumed Award and, with respect to Assumed Options, the per share exercise price of the Assumed Option, will be adjusted in the manner described below.
Q.    How many shares of Ciena common stock will my Options/RSUs be converted into?

A.
The number of shares of Ciena common stock subject to your Assumed Award will equal (1) the number of Cyan shares subject to your Assumed Award immediately before it is assumed by Ciena, multiplied by (2) 0.224, rounded down to the nearest whole share.

Q.    What will the exercise price be for my new option to purchase Ciena common stock?

A.
The per share exercise price of Ciena common stock under each of your Assumed Options will equal your Cyan Option’s per share exercise price immediately before it is assumed by Ciena, divided by 0.224, rounded up to the nearest whole cent.

Q.    Can I exercise my Options prior to the Merger?

A.
You may exercise any of your outstanding Options, to the extent vested and exercisable, at any time prior to the completion of the Merger by complying with the exercise requirements under your Option agreement and paying the applicable exercise price and any applicable withholding taxes. If you exercise Options prior to completion of the Merger, you will become the owner of the purchased shares of Cyan common stock and will receive the consideration payable to Cyan common stockholders as described above. Options that remain outstanding at the completion of the Merger will be assumed as described above.

Q.    What happens to my vested RSUs in the Merger?

A.
At the time RSUs vest, the number of vested shares of Cyan common stock, net of any shares withheld for taxes, is automatically issued to you. If at the closing of the Merger, you have RSUs that are vested but not yet settled, you will not receive shares of Cyan common stock and instead, you will receive the same Merger consideration payable to Cyan common stockholders for those Cyan shares representing the vested RSUs (less any applicable tax withholdings). Also, any shares of Cyan common stock that have been issued to you prior to completion of the Merger upon RSU vesting events will be treated the same as other shares of Cyan common stock outstanding at the completion of the Merger as described above.

For Holders of Convertible Notes and Warrants
In December 2014, Cyan issued convertible notes in a principal amount of $50 million and related warrants to purchase 11,250,000 shares of Cyan common stock. As you may be aware, Cyan’s proxy statement filed with the SEC on April 2, 2015, contained proposals for the approval by the Cyan stockholders of the issuance of Cyan common stock upon the exercise of the warrants and upon the conversion of the convertible notes. The approval of such matters is a condition to Ciena’s obligation to close the Merger. The annual meeting at which these votes were to be held is being delayed in connection with the Merger, and the proposals will be considered at a meeting at which the Merger will also be voted on by Cyan’s stockholders. For purposes of the following discussion regarding the outstanding convertible notes and warrants of Cyan, this FAQ assumes that the Company’s stockholders will approve the issuance of stock upon the exercise of warrants and upon conversion of notes at the Cyan stockholder’s meeting.
Q.    What happens to my warrants in the Merger?

A.
Since more than 10% of the consideration payable to the stockholders of Cyan in connection with the Merger will be in the form of cash, the Merger, when consummated, will constitute a “Fundamental Transaction” under the terms of your warrants. As a result, all outstanding warrants will be deemed automatically “net-exercised” immediately prior to the closing of the Merger and will, for the purposes of the Merger, be treated as though the holder thereof held shares of Cyan common stock immediately prior to the closing of the Merger. The net number of shares of Cyan common stock issued will be converted into the right to receive the same merger consideration as applies to all other shares of Cyan common stock outstanding immediately prior to completion of the Merger.
In addition, the warrants currently include a term that prevents them from being exercised to the extent doing so would result in a stockholder owning in excess of 9.9% of Cyan’s issued and outstanding shares of common stock (inclusive of such issuance). Cyan intends to amend the warrants prior to the closing of the Merger to remove this restriction.
Q.    Can I voluntarily exercise my warrants prior to the effectiveness of the Merger?
A.    No. The warrants are not voluntarily exercisable until January 15, 2016.
Q.    Will my convertible notes become convertible prior to the Merger?

A.
In the absence of the Merger, the convertible notes would not become convertible into shares of Cyan common stock until January 15, 2016. However, in connection with the Merger, holders of convertible notes will have the right to convert their notes during the period beginning 25 trading days prior to the anticipated closing of the Merger. Notes converted during such period will be converted at a rate of 409.3998 shares of Cyan common stock for each $1,000 principal amount of convertible notes. Holders of notes that convert prior to the closing of the Merger would not be entitled to receive the additional shares issuable upon conversions in connection with a “Fundamental Change,” as described below. Holders of notes that convert subsequent to the closing of the Merger and before the offer to repurchase convertible notes described below terminates would be entitled to the additional shares issued in connection with a Fundamental Change.

Q.    Will my notes be repurchased in connection with the Merger?

A.
Ciena will be required to make an offer to repurchase convertible notes between 20 and 35 days after it delivers notice of its obligation to repurchase the notes, which must be delivered no later than 20 days following the closing of the Merger. Ciena is required to offer a repurchase price equal to 100% of the principal amount of the outstanding notes plus accrued and unpaid interest (the “Note Repurchase Offer”). Convertible note holders are not required to accept the repurchase offer. The repurchase price in connection with Ciena’s required offer to purchase is expected to be less than the value a note holder would receive upon conversion, as described below.

Q.    Will my convertible notes be convertible after the Merger?

A.
Yes. Since greater than 10% of the consideration paid in the Merger will be in the form of cash, the Merger will constitute a “Fundamental Change” under the terms of your convertible notes. As a result, holders of convertible notes will be entitled to convert their notes until the offer to repurchase convertible notes described above terminates. Holders of convertible notes who elect to convert their convertible notes during such period will also receive “Additional Shares” upon conversion, as provided in the Indenture. Any notes that are not converted during such period will not become convertible again until January 15, 2016, or such earlier date as provided in the Indenture.

Q.	Will the conversion rate for my notes be adjusted in the Merger?

A.	Yes. All convertible notes that are not converted prior to Closing will be assumed by Ciena in connection with the Merger. Because the consideration in the Merger is a mix of cash and stock,

upon conversion, the holder of $1,000 principal amount of convertible notes will be entitled to receive (i) a cash payment equal to the cash payment that would have been payable with respect to 409.3998 shares of Cyan common stock in connection with the closing of the Merger and (ii) a payment (which may be paid in cash or in Ciena common stock, at the election of Ciena) with a value equal to the number of shares of Ciena common stock that would have been issuable with respect to 409.3998 shares of Cyan common stock in connection with the closing of the Merger. The value of the payment described in clause (ii) above will be determined at the time of conversion in accordance with the applicable terms of the Indenture. In addition, holders of convertible notes during the period that the Note Repurchase Offer is being made following the Merger (as described above), will also be entitled to receive the “Additional Shares” upon conversion, as provided in the Indenture.
Q.    As a holder of warrants/convertible notes, am I entitled to vote on the Merger?

A.
Only holders of Cyan common stock outstanding on the record date set for the stockholder meeting will be entitled to vote on the Merger. To the extent that the convertible notes become convertible and such notes are converted prior to such record date, a converting noteholder would be entitled to vote only to the extent that Cyan elects to deliver shares upon conversion. As stated above, however, holders who convert their notes prior to the Merger will not receive the “Additional Shares” upon conversion as described in the Indenture.

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Cautionary Statement Regarding Forward Looking Statements
This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Cyan (“Cyan”) or Ciena Corporation (“Ciena”), the management of either such company or the proposed transaction between Cyan and Ciena, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyan and Ciena undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the networking industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Cyan and Ciena have filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the possibility that (1) Cyan and Ciena may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Cyan and Ciena or such integration may be more difficult, time-consuming or costly than expected; (4) Cyan’s and/or Ciena’s businesses may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with customers or retaining key employees; (6) the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; or (7) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by Cyan and Ciena. Neither Cyan nor Cyan gives any assurance that either Ciena or Cyan will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Cyan and Ciena described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Cyan and Ciena on the date hereof, and neither Cyan nor Ciena assumes any obligation to update or revise any such forward-looking statements.
Additional Information and Where to Find It
This document relates to a proposed transaction between Cyan and Ciena, which will become the subject of a registration statement and joint proxy statement/prospectus forming a part thereof to be filed with the SEC by Ciena. This document is not a substitute for the registration statement and joint proxy statement/prospectus that Ciena will file with the SEC or any other documents that Cyan or Ciena may file with the SEC or send to stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to read the registration statement, joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.
Investors and security holders will be able to obtain free copies of the registration statement, joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Cyan or Ciena through the website maintained by the SEC at www.sec.gov.
In addition, investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus, once it is filed, from Cyan by accessing Cyan’s website at investor.cyaninc.com/investors/default.aspx or upon written request to ir@cyaninc.com.
Participants in Solicitation
Cyan, Ciena and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cyan’s stockholders in connection with the proposed transaction. Information regarding Cyan’s directors and executive officers is contained in the proxy statement for Cyan’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2015. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Cyan’s website at investor.cyaninc.com/investors/sec-filings/default.aspx. Information regarding Ciena’s executive officers and directors is contained in the proxy statement for Ciena’s 2015 Annual Meeting of Stockholders filed with the SEC on February 11, 2015. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Ciena’s website at www.ciena.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.